EXHIBIT 28.3
                                               ------------
 INDEPENDENT ACCOUNTANT'S REPORT

 To the Board of Directors
   United Companies Lending Corporation

 We have examined management's assertion about United Companies Lending Corporation's compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage
           -----------------------------------------------
 Bankers (USAP) as of and for the year ended December 31, 1997
 --------
 included in the accompanying management assertion. Management is responsible for United Companies Lending Corporation's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the entity's compliance based on our examination.

 Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about United Companies Lending Corporation's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on United Companies Lending Corporation's compliance with the minimum servicing standards.

 In our opinion, management's assertion that United Companies
 Lending Corporation complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 1997 is fairly stated, in all material respects.


 Deloitte & Touche LLP

 March 4, 1998
                         PAGE 11

              UNITED COMPANIES LENDING CORPORATION
                          (LETTERHEAD)

As of and for the year ended December 31, 1997, United Companies Lending Corporation, a wholly-owned subsidiary of United Companies Lending Group, Inc., which is a wholly owned subsidiary of United Companies Financial Corporation, has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program
                                 ----------------------------------
for Mortgage Bankers.  As of and for this same period, United
--------------------
Companies Financial Corporation had in effect fidelity bond and errors and omissions policies in the amounts of $10,000,000 and $4,000,000, respectively.




/s/ J. TERRELL BROWN                  3/4/98
------------------------------------  -------------
J. Terrell Brown                      Date
Chairman and Chief Executive Officer




/s/ DALE QUICK                        3/4/98
------------------------------------  -------------
Dale Quick                            Date
Senior Vice President and
Servicing Manager



/s/ J. MILLER MURREY                  3/4/98
------------------------------------  -------------
J. Miller Murrey                      Date
Vice President and Controller
                            PAGE 12